Exhibit 3.2

AMENDMENT NO. 1 TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

SEMGROUP ENERGY PARTNERS G.P., L.L.C.

This Amendment No. 1 (this “Amendment No. 1”) to the Amended and Restated Limited Liability Company Agreement of SemGroup Energy Partners G.P., L.L.C., a Delaware limited liability company (the “Company”), is hereby adopted on June 25, 2008, by the Board of Directors of the Company (the “Board”). Capitalized terms used but not defined herein are used as defined in that certain Amended and Restated Limited Liability Company Agreement of the Company dated as of July 20, 2007 (the “LLC Agreement”).

WHEREAS, SemGroup Holdings G.P., L.L.C., as general partner of SemGroup Holdings, L.P., the sole member of the Company, entered into the LLC Agreement;

WHEREAS, acting pursuant to the power and authority granted to it under Section 13.05 of the LLC Agreement, the Board has determined that the following amendment to the LLC Agreement does not require the approval of any Member.

NOW THEREFORE, the Board does hereby amend the LLC Agreement as follows:

Section 1. Amendment.

(a)	Section 1.01(a) is hereby amended to add the following definitions:

(i) “Certificate” means a certificate, in such form as may be adopted by the Board, issued by the Company evidencing ownership of one or more Units.

(ii) “Unit” means a unit representing the Membership Interest of a Member.

(b)	The following sentences are added to the end of Section 3.01:

“Membership Interests in the Company shall be represented by Units with each Unit representing one percent of the Sharing Ratios. Upon the Company’s issuance of Units to any Person, the Company shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. The Company hereby irrevocably elects that all Units shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware.”

Section 2. Ratification of LLC Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the LLC Agreement shall remain in full force and effect.

Section 3. Governing Law. This Amendment No. 1 will be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 1 as of the date first set forth above.

SEMGROUP ENERGY PARTNERS G.P., L.L.C.

By:	/s/ Alex G. Stallings
Name:	Alex G. Stallings
Title:	Chief Accounting Officer

Signature Page to Amendment No. 1